Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-288167, 333-257413, 333-220186, 333-198674, 333-183488, and 333-159159 on Form S-8 and Registration Statement No. 333-215672 on Form S-3 of our report dated March 19, 2024 (March 27, 2025 as to Note 19), relating to the consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2023 of Harrow, Inc., appearing in this Annual Report on Form 10-K of Harrow, Inc. for the year ended December 31, 2025.

/s/ KMJ Corbin & Company LLP

Glendora, California
March 2, 2026